                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

                                     between

                         TEXAS INSTRUMENTS INCORPORATED

                                       and

                                  ADAPTEC, INC.

                                November 6, 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
I.   DEFINITIONS                                                              4

     1.1 DEFINITIONS                                                           4

II.  PURCHASE OF ASSETS                                                        4

     2.1 PURCHASE AND SALE OF ASSETS                                           4

         (a) Product Designs                                                   4
         (b) Tangible Assets                                                   4
         (c) Technology Deliverables                                           4
         (d) Intangible Assets                                                 4
         (e) Contracts                                                         5
         (f) Books and Records                                                 5
         (g) Inventory                                                         5

     2.2 EXCLUDED ASSETS                                                       5

     2.3 NONASSIGNABLE CONTRACTS                                               5

         (a) Nonassignability                                                  5
         (b) Seller to Use Reasonable Efforts                                  5
         (c) If Waivers or Consents Cannot Be Obtained                         6
         (d) Cooperation of Purchaser                                          6
     2.4 RESERVATION OF RIGHTS                                                 6

III. ASSUMPTION OF LIABILITIES                                                 6

     3.1 ASSUMED LIABILITIES                                                   7
     3.2 RETAINED LIABILITIES                                                  7

IV.  PURCHASE PRICE                                                            7

     4.1 PURCHASE PRICE                                                        7
     4.2 ALLOCATION OF PURCHASE PRICE                                          7
     4.3 LICENSE FEES AND ROYALTIES                                            8

V.   CLOSING                                                                   8

     5.1 CLOSING                                                               8
     5.2 DELIVERIES AT CLOSING                                                 8
     5.3 DELIVERY OF PURCHASED ASSETS                                          9

VI.  REPRESENTATIONS AND WARRANTIES OF SELLER                                  9

     6.1 ORGANIZATION AND GOOD STANDING                                        9
     6.2 AUTHORIZATION AND EFFECT OF AGREEMENT                                10
     6.3 NO CONFLICTS                                                         10
     6.4 NO THIRD PARTY OPTIONS                                               10
     6.5 INTELLECTUAL PROPERTY                                                10
         (a) Ownership                                                        10
         (b) No Infringement                                                  11
         (c) Effective Transfer of Rights                                     11
         (d) No Infringement by Third Parties                                 11
     6.6 LITIGATION                                                           11
     6.7 TITLE TO AND CONDITION OF ASSETS                                     11
     6.8 PRODUCTS                                                             12
     6.9 CONTRACTS                                                            12
     6.10 CUSTOMERS                                                           12

                                                                            Page
                                                                            ----
     6.11 YEAR 2000 COMPLIANCE                                                12
     6.12 DISCLOSURE                                                          12

VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER                              13

     7.1 CORPORATE ORGANIZATION                                               13
     7.2 AUTHORIZATION AND EFFECT OF AGREEMENT                                13
     7.3 NO CONFLICTS                                                         13
     7.4 LITIGATION                                                           13

VIII. COVENANTS                                                               14

     8.1 COVENANT NOT TO COMPETE                                              14
     8.2 CONFIDENTIALITY                                                      14
     8.3 SPECIFIC PERFORMANCE                                                 15
     8.4 PRODUCT WARRANTY MATTERS                                             15
     8.5 MAINTENANCE OF BOOKS AND RECORDS                                     16
     8.6 MANUFACTURING SUPPORT                                                16
     8.7 MISCELLANEOUS EMPLOYEE MATTERS                                       17

IX.  SURVIVAL AND INDEMNIFICATION                                             17

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS                17
     9.2 LIMITATIONS ON LIABILITY                                             17
     9.3 INDEMNIFICATION                                                      18
     9.4 DEFENSE OF CLAIMS                                                    18
     9.5 EXCLUSIVE REMEDY                                                     20

X.   MISCELLANEOUS PROVISIONS                                                 20

     10.1 NOTICES                                                             20
     10.2 EXPENSES                                                            21
     10.3 SUCCESSORS AND ASSIGNS                                              21
     10.4 WAIVER                                                              21
     10.5 ENTIRE AGREEMENT; DISCLOSURE SCHEDULES                              21
     10.6 AMENDMENTS, SUPPLEMENTS, ETC                                        21
     10.7 RIGHTS OF THE PARTIES                                               22
     10.8 FURTHER ASSURANCES                                                  22
     10.9 APPLICABLE LAW                                                      22
     10.10 EXECUTION IN COUNTERPARTS                                          22
     10.11 TITLES AND HEADINGS                                                22
     10.12 INVALID PROVISIONS                                                 22
     10.13 BULK SALES                                                         22
     10.14 TRANSFERS                                                          22
     10.15 TRANSFER TAXES                                                     23
     10.16 BROKERS                                                            23
     10.17 ATTORNEYS' FEES                                                    23
     10.18 DISPUTE RESOLUTION                                                 23

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 6, 1998, by and between Texas Instruments Incorporated, a Delaware corporation ("Purchaser"), and Adaptec, Inc., a Delaware corporation ("Seller").

                                    RECITALS:

        WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets of Seller related to the products and products under development of Seller listed on Schedule 1 hereto (the "Products"), all on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                 I. DEFINITIONS

        1.1 Definitions. As used in this Agreement, unless the context otherwise requires, capitalized terms shall have the meanings set forth on Exhibit A hereto.

                             II. PURCHASE OF ASSETS

        2.1 Purchase and Sale of Assets. On the terms and subject to the conditions hereof, at the Closing (as defined in Section 5.1), Seller will sell, transfer, convey, assign and deliver, and Purchaser will purchase and accept, all of Seller's right, title and interest (subject to Section 2.4) in and to the rights, properties and assets described in this Section 2.1 (collectively, the "Assets"), free and clear of all Liens except Permitted Liens:

            (a) Product Designs. All right, title and interest of Seller in and to the Product Designs and the custom analog cells identified on Schedule 2.1(a) that are used exclusively in the Products;

            (b) Tangible Assets. The tangible personal property assets of Seller identified on Schedule 2.1(b) hereto (the "Tangible Assets");

            (c) Technology Deliverables. The design and layout databases for Products and other technology deliverables identified on Schedule 2.1(c) (the "Technology Deliverables");

            (d) Intangible Assets. The intangible assets, properties and rights of Seller listed on Schedule 2.1(d) including the Intellectual Property Rights therein and thereto, all rights to enforce such Intellectual Property Rights, and all causes of action and rights of recovery for past infringement of such Intellectual Property Rights (the "Intangible Assets"). "Intellectual Property Rights" shall mean all domestic and foreign letters patent, patents, patent applications, invention disclosures, copyrights, trade secrets, mask rights, technical knowledge and know-how;

            (e) Contracts. Subject to Section 2.3, all rights and incidents of interest of Seller in and to (i) all purchase orders for the purchase of the 2399 Product outstanding at the time of Closing and entered into in the ordinary course of business consistent with past practice and (ii) each other Contract identified on Schedule 2.1(e) (collectively, the "High-End Contracts");

            (f) Books and Records. All the books and records of Seller which relate to product engineering, research and development, and manufacture, marketing and sale of Products, including, without limitation, customer lists, backlog information, distributor resale data, internal price books, delivery performance information, and all outstanding Product price quotes, but only to the extent that such books and records do not also relate to other products or products under development of Seller; and

            (g) Inventory. Solely with respect to the 2399 Product, the (i) tested wafers, (ii) assembled untested units and (iii) finished goods inventory indicated on Schedule 2.1(g) (the "Inventory").

        2.2 Excluded Assets. No rights, properties or assets of Seller shall be included in the Assets except to the extent expressly referenced in Section 2.1. The Assets shall in no event include (i) any cash or cash equivalents, accounts receivable, bank accounts or securities, (ii) any insurance policies of Seller,
(iii) claims for refunds of taxes paid by Seller prior to the Closing Date, (iv) any assets of, or held by or with respect to, any employee benefit plan (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto,
(v) any Product or Product component inventories (other than as specified in Section 2.1(g) above), (vi) any title or interest in the name "Adaptec, Inc." or any of Seller's monograms, logos, trademarks (other than with respect to part numbers as described on Schedule 2.1(d)), trade names, service marks or any variations or combinations thereof, (vii) any of the Adaptec Technology, Adaptec Technology Property, Adaptec Patents or Adaptec Trademarks or (viii) any of the assets listed on Schedule 2.2.

        2.3 Nonassignable Contracts.

            (a) Nonassignability. To the extent that any High-End Contract to be assigned pursuant hereto is not capable of being assigned without the consent, approval or waiver of a third person or entity, nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 2.3.

            (b) Seller to Use Reasonable Efforts. Notwithstanding anything contained in this Agreement to the contrary, Seller will not be obligated to assign to Purchaser any of its rights and obligations in and to any of the High-End Contracts referred to in Section 2.3(a) without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that Seller shall use reasonable commercial efforts to obtain all such consents, approvals and waivers prior to and after the Closing Date (as defined in Section 5.1).

            (c) If Waivers or Consents Cannot Be Obtained. To the extent that the consents, approvals and waivers referred to in Section 2.3(a) are not obtained by Seller, Seller shall use reasonable commercial efforts to (a) provide to Purchaser the financial and business benefits of any High-End Contract referred to in Section 2.3(a) and (b) and enforce, at the request and expense of Purchaser, for the account of Purchaser, any rights of Seller arising from any such High-End Contract (including without limitation the right to elect to terminate such High-End Contract in accordance with the terms thereof upon the advice of Purchaser).

            (d) Cooperation of Purchaser. Purchaser agrees to cooperate with Seller and supply relevant information to Seller or such third person or entity in order to assist Seller in its obligations under this Section 2.3. Notwithstanding the foregoing, nothing contained herein shall obligate Seller or Purchaser to expend or pay any amount to third parties to obtain any consents, approvals or waivers.

        2.4 Reservation of Rights. (a) Seller hereby reserves for itself, and Purchaser hereby grants to Seller, (i) the right to use the Assets without charge by Purchaser (provided, however, that such right shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Purchaser), and (ii) an irrevocable, nonexclusive, royalty-free, worldwide license to the Assets, in each case, for the limited purposes of making, using and selling current Products (other than the 2399 Product) through their "end-of-life" during the period from the Closing to March 31, 1999.

            (b) Seller hereby reserves for itself, and Purchaser hereby grants to Seller, the irrevocable, perpetual, fully-paid and royalty-free, worldwide right to use and reproduce the custom analog cells identified in Schedule 2.1(a) for the sole purpose of developing derivative works that are designs and circuits for semiconductor devices having geometries other than 0.35 micron. Seller and Purchaser agree that Seller will own all right, title and interest in and to any and all intellectual property created by or for Seller in the development of such derivative works, including all rights of ownership therein and thereto; except that Seller will not have the right to develop, or authorize third persons to develop, derivative works that are designs or circuits for semiconductor devices having 0.35 micron geometries. Nothing in this Agreement is intended to preclude Seller from independently developing analog and other cells and technology without reference to Assets assigned to Purchaser hereunder. Purchaser shall otherwise have all right, title and interest including intellectual property rights (but specifically excluding patents and related patent rights) in and to the custom analog cells identified in Schedule 2.1(a) having 0.35 micron geometries; and nothing in this Agreement or in the IP Agreement is intended to preclude Purchaser from developing analog and other cells with reference to those cells.

                         III. ASSUMPTION OF LIABILITIES

        3.1 Assumed Liabilities. As of the Closing, Purchaser will assume and thereafter, in due course, pay and fully satisfy the following liabilities and obligations of Seller (the "Assumed Liabilities") and no other liabilities or obligations:

            (a) all liabilities and obligations for product warranty claims arising from the 2399 Products produced or sold by Seller prior to Closing, but not to exceed $20,000 in the aggregate; and

            (b) all liabilities and obligations of Seller under the High-End Contracts to the extent assigned to Purchaser, or if not so assigned, to the extent Purchaser has received the financial and business benefits thereof pursuant to Section 2.3(c), but in any event excluding any obligations arising from a breach of any High-End Contract prior to Closing.

        3.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller other than the Assumed Liabilities (such liabilities and obligations retained by Seller being referred to herein as the "Retained Liabilities"). Without limiting the foregoing, Seller acknowledges and confirms that all liabilities and obligations for product warranty claims arising from Seller's manufacture or sale of current Products (other than the product warranty obligations in respect of the 2399 Products expressly assumed pursuant to
Section 3.1(a)) constitute Retained Liabilities. It is specifically agreed that Seller shall remain liable for all the Retained Liabilities and Seller agrees to discharge the Retained Liabilities as and when the same become due and payable and to promptly discharge any action or claim in respect thereof.

                               IV. PURCHASE PRICE

        4.1 Purchase Price. In consideration of the conveyance to Purchaser of the Assets and the other rights granted to Purchaser pursuant hereto and subject to the conditions and in accordance with terms hereof, Purchaser shall (a) pay to Seller $8,313,403.80, payable in installments on the dates specified below (the "Purchase Price"), and (b) assume the Assumed Liabilities. At the Closing, Purchaser will pay $4,313,403.80 of the Purchase Price ($313,403.80 of which is attributable to the Inventory) to Seller (the "Closing Date Payment") and Purchaser will assume the Assumed Liabilities. On the date three months after the Closing Date, Purchaser will pay to Seller an additional $2,000,000 of the Purchase Price. On the date six months after the Closing Date, Purchaser will pay to Seller the remaining $2,000,000 of the Purchase Price.

        4.2 Allocation of Purchase Price. Purchaser and Seller agree to consult with each other with respect to the allocation of the Purchase Price and Assumed Liabilities to the Assets for tax purposes; provided, however, that nothing contained herein shall be deemed to obligate either Purchaser or Seller to reach agreement with respect to such allocation.

        4.3 License Fees and Royalties. In addition to the foregoing, the Purchaser will pay Seller license fees and royalties in accordance with the terms of the IP Agreement (the "License Fees and Royalties").

                                   V. CLOSING

        5.1 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Seller, 691 South Milpitas Boulevard, Milpitas, California, on November 6, 1998 (the "Closing Date"), immediately following the execution and delivery of this Agreement.

        5.2 Deliveries at Closing. At the Closing:

            (a) Seller shall deliver to Purchaser the items described in clauses
(i) through (vi) below:

                (i) a Bill of Sale, substantially in the form attached hereto as Exhibit B (the "Bill of Sale"), executed by Seller;

                (ii) an Assignment of Contracts, substantially in the form attached hereto as Exhibit C (the "Assignment of Contracts"), executed by Seller;

                (iii) the High End Disk Drive Electronics Technology License Agreement, substantially in the form attached hereto as Exhibit D (the "IP Agreement"), executed by Seller;

                (iv) the Occupancy License Agreement, substantially in the form attached hereto as Exhibit E (the "Sublease Agreement"), executed by Seller;

                (v) all third party consents identified on Schedule 5.2(v) hereto; and

                (vi) evidence that the party signing on behalf of Seller is authorized to do so.

            (b) Purchaser shall deliver to Seller the items described in clauses
(i) through (vi) below:

                (i) the Closing Date Payment by wire transfer of immediately available funds to the account designated by Seller no later than two Business Days prior to Closing;

                (ii) an Assumption of Liabilities Agreement pursuant to which Purchaser assumes at Closing the Assumed Liabilities, substantially in the form attached hereto as Exhibit F (the "Assumption Agreement"), executed by Purchaser;

                (iii) the IP Agreement, executed by Purchaser;

                (iv) the Sublease Agreement, executed by Purchaser;

                (v) evidence that the party signing on behalf of Purchaser is authorized to do so; and

                (vi) the amount of $229,899.33, representing the Transaction Taxes collectible by Seller pursuant to Section 10.15.

            (c) The Bill of Sale, Assignment of Contracts, IP Agreement, Sublease Agreement and Assumption Agreement shall constitute, collectively, the "Collateral Agreements."

        5.3 Delivery of Purchased Assets. Title to the Assets passes to Purchaser as of the Closing at the applicable places of business of Seller. Promptly following the Closing, Seller will place Purchaser in full possession and control of the Assets and all other information to be provided in accordance with the terms of the IP Agreement, provided, however, that Seller need not deliver the Inventory to be transferred to Purchaser pursuant to Section 2.1(g) prior to November 7, 1998, and, provided further that, to the extent that the Inventory actually delivered by Seller differs from the amounts described on
Schedule 2.1(g), Purchaser or Seller, as the case may be, will make a payment to the other (promptly following such delivery) reflecting the increase or decrease, respectively, in the amount of Inventory so delivered (with such payment to be calculated pro rata on the basis of $313,403.80 allocated to the Inventory described on Schedule 2.1(g)). All information capable of electronic transmission will be transmitted to Purchaser in such manner. All other assets and information (other than Assets to remain on the premises of Seller during the term of the Sublease Agreement) will be delivered by Seller to the business locations of Purchaser designated by Purchaser by means of delivery reasonably designated by Purchaser, but at Seller's cost and risk of loss.

                  VI. REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller makes the following representations and warranties to Purchaser, each of which shall be true and correct (except as set forth in the Disclosure Schedule attached hereto as Schedule 6) as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made.

        6.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

        6.2 Authorization and Effect of Agreement. Seller has the requisite corporate power and authority to execute and to deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. Each of the Collateral Agreements, when executed and delivered by Seller at Closing, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, at to enforceability, to general principles of equity.

        6.3 No Conflicts. The execution and delivery of this Agreement and the Collateral Agreements by Seller does not, and the performance by Seller of the transactions contemplated by this Agreement and the Collateral Agreements will not, (i) give rise to the creation of a Lien upon any of the Assets (other than in favor of Purchaser or as explicitly contemplated by this Agreement or the Collateral Agreements), (ii) give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under any of the High-End Contracts, or (iii) conflict with, or result in any violation of, or constitute a default under or (a) any provision of the Certificate of Incorporation or Bylaws of Seller, (b) any of the terms, conditions or provisions of any Contract by which any of the Assets are bound, or (c) any Law or Order applicable to or binding on Seller or the Assets. Except as set forth on Schedule 6.3 hereto, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

        6.4 No Third Party Options. Except as may be set forth in the High-End Contracts to which Western Digital Corporation is a party, there are no existing agreements, options or commitments granting to any Person the right to acquire any of the Assets or any material interest therein.

        6.5 Intellectual Property.

            (a) Ownership. Seller owns or possesses licenses or other rights to use the Product Designs, the Intangible Assets and the Technology Deliverables and the Adaptec Technology, Adaptec Technology Property, Adaptec Patents and Adaptec Trademarks (collectively referred to as "Proprietary Rights") and has the rights to sell, assign, transfer, license and deliver, as applicable, such Proprietary Rights to Purchaser as contemplated in this Agreement and the IP Agreement without any required consent of any third party other than those identified on Schedule 6.3 hereto, each of which required consents that are also identified on Schedule 5.2(v) has been previously secured. Neither Seller nor any subsidiary of Seller has granted to any third party any license or other right to use any of the Proprietary Rights that are to be sold to Purchaser hereunder. With respect to Proprietary Rights that are to be exclusively licensed to Purchaser under the IP Agreement, neither Seller nor any subsidiary of Seller has granted to any third party any license or other right to use such exclusively licensed Proprietary Rights within Purchaser's Exclusive Field of Use (as defined in the IP Agreement). Seller has not asserted and does not assert any trade dress rights with respect to the packaging of any Product.

            (b) No Infringement. Except as set forth on the Disclosure Schedule, to the knowledge of Seller, the Proprietary Rights do not conflict with or infringe, and no one has asserted to Seller that such rights conflict with or infringe, any proprietary rights of any third party. Except as set forth on the Disclosure Schedule, there are no claims, disputes, actions, proceedings, suits or appeals pending against Seller with respect to any Proprietary Rights, and to the knowledge of Seller, none has been threatened against Seller. Except as set forth on the Disclosure Schedule, to the knowledge of Seller, there are no facts or alleged facts which would reasonably serve as a basis for any claim that Seller does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the design, development, manufacture, use, sale and other disposition of any or all of the Products.

            (c) Effective Transfer of Rights. Pursuant to this Agreement and the documents, instruments and agreements contemplated hereby, Seller will, as applicable, (i) license the Adaptec Technology, Adaptec Technology Property, Adaptec Patents and Adaptec Trademarks and (ii) transfer good title to the Product Designs, Intangible Assets and Technology Deliverables to Purchaser.
Schedule 6.5(c) sets forth and summarizes each material Intellectual Property Right in connection with the development, manufacture, use or sale of the Products that a third party owns and that Seller uses pursuant to a license, sublicense, agreement or other permission, except for licenses entered into in the ordinary course of its business or standard "shrink-wrap" licenses for off-the-shelf software products.

            (d) No infringement by Third Parties. To Seller's knowledge, the Proprietary Rights sold to Purchaser hereunder or exclusively licensed to Purchaser under the IP Agreement are not infringed by any third party, and Seller has not asserted against any third party that such rights are infringed by such third party.

        6.6 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to Seller's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There are no lawsuits, claims, administrative or other proceedings or investigations (to which Seller is a party or is subject) relating to or adversely affecting the Assets pending, or, to Seller's knowledge, threatened against Seller. There are no judgments, orders or decrees of any Governmental Authority binding on Seller that relate to or adversely affect the Assets.

        6.7 Title to and Condition of Assets. Seller has, and at Closing, Seller will convey to Purchaser, good, valid and indefeasible title to the Assets, free and clear of all Liens other than Permitted Liens. All of the Tangible Assets are in good operating condition and repair, subject to normal wear, are usable in the regular and ordinary course of business and conform to all applicable Laws.

        6.8 Products. (a) Schedule 6.8(a) sets forth, or provides references to, the terms and conditions of all product warranties and intellectual property indemnities extended by the Seller to purchasers of the Products during the preceding three years (or, if shorter, during the period that Seller has sold a given Product).

            (b) Schedule 6.8(b) sets forth Seller's product warranty, product return and product liability experience for the Products during the twelve month period ending September 30, 1998 (or, if shorter, during the period that Seller has sold a given Product).

            (c) The 2399 Product finished goods inventory set forth on Schedule 2.1(g) hereto is free of defects in material and workmanship and meets all applicable customer specifications. The 2399 Product tested wafer and assembled untested units inventory set forth on Schedule 2.1(g) hereto is of a quality and condition usable in the ordinary course of business, provided, however, that Seller represents and warrants, as to the usable yield with respect to such inventories, only that Seller has no reason to believe that such usable yields will differ materially from the usable yields previously experienced by Seller for such 2399 Product.

        6.9 Contracts. Seller has provided Purchaser with a complete copy of each of the High-End Contracts. To Sellers knowledge, the High-End Contracts are valid and enforceable in accordance with their terms. Seller is not, and to Seller's knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation under the High-End Contracts, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. Except as listed on Schedule 6.3 hereto, none of the High-End Contracts requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

        6.10 Customers. Schedule 6.10 hereto set forth a list of each purchaser of Products during the twelve months ending September 30, 1998, showing the approximate total sales (expressed in dollars), by Product, to each such customer during the twelve months ending September 30, 1998.

        6.11 Year 2000 Compliance. The Products are not Date-Sensitive Systems. For purposes of this Agreement "Date-Sensitive System" means any software, microcode, or hardware system or component, including any electronic or electronically controlled system or component, that processes any data that includes date information or which is otherwise derived from, dependent on or related to date information.

        6.12 Disclosure. The representations and warranties of Seller contained herein, and the statements of Seller contained in any document or other instrument to be furnished by Seller to Purchaser in connection with the transactions contemplated hereby, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the representations, warranties and statements so made, in the light of the circumstances under which they were made, not misleading.

                VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby makes the following representations and warranties to Seller, each of which shall be true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made.

        7.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

        7.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. Each of the Collateral Agreements, when executed and delivered by Purchaser at Closing, will constitute a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

        7.3 No Conflicts. The execution and delivery of this Agreement and the Collateral Agreements by Purchaser does not, and the performance by Purchaser of the transactions contemplated by this Agreement and the Collateral Agreements will not, conflict with, or result in any violation of, or constitute a default under (a) any provision of the Certificate of Incorporation or Bylaws of Purchaser, (b) any of the terms, conditions, or provisions of any agreement or other document by which Purchaser is bound, or (c) any Law or Order applicable to or binding on Purchaser. No Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

        7.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement.

                                 VIII. COVENANTS

        8.1 Covenant Not to Compete. (a) Seller agrees that prior to the second anniversary of the Closing Date, neither Seller nor any entity that is majority-owned or controlled by Seller will own a 20% or greater equity interest in, or manage, operate, control or participate in the management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, development, manufacturing, marketing or sale of products or components for High-End Applications, provided, however, that Seller will otherwise retain all rights to design, develop, manufacture, market, sell, license, lease or otherwise exploit all of the Adaptec Technology, Adaptec Technology Property, Adaptec Patents and Adaptec Trademarks (subject to the exclusive licenses granted with respect to portions of the Adaptec Technology Property in the IP Agreement).

            (b) Notwithstanding the foregoing, Seller may, (A) exercise its rights under Section 2.4 to make, use and sell the current Products (other than the 2399 Product) through their "end-of-life", and (B) in connection with the sale and/or license of all or substantially all of the remaining assets in its peripheral technology solutions business unit, receive, own, and exercise all rights pursuant to, any minority (20% or less) equity interest in a purchaser or licensor of such technology and/or business. In no event shall any of (i) such ownership, (ii) the exercise of any rights pursuant to such ownership, or (iii) any subleases or short-term (one year or less) manufacturing, supply or other commercial agreements entered into and performed by Seller and such purchaser or licensor in connection with, and related to the assets or business that are the subject of, such sale and/or license, constitute a violation of Section 8.1(a), regardless of the business activities of such purchaser or licensor.

        8.2 Confidentiality. (a) Seller and Purchaser agree that from and after the Closing, Seller and Purchaser will continue to be bound by the terms of that certain undated Master Mutual Nondisclosure Agreement between the parties signed on or about September 14, 1998 (the "NDA"), provided however, that any confidential information sold by Seller to Purchaser hereunder or disclosed in connection with, or pursuant to, this Agreement or the IP Agreement, shall be subject to the terms of Section 8.2(b) of this Agreement in lieu of being subject to the NDA.

            (b) Each party agrees that (i) it will not use any Confidential Information of the other party except as expressly permitted under this Agreement or the IP Agreement, and (ii) it will maintain all Confidential Information of the other party in strict confidence and will not disclose the other party's Confidential Information to any third parties except to employees and consultants with a bona fide need to know, provided that each such employee and consultant is subject to written nondisclosure and limited use restrictions at least as protective as those set forth herein. Each party will use its best efforts to prevent inadvertent disclosure, publication or dissemination of any of the other party's Confidential Information and will promptly notify the other party in writing of any actual or suspected unauthorized use or disclosure of its Confidential Information. For purposes of this Section 8.2, "Confidential Information" shall mean any confidential information sold by Seller to Purchaser hereunder or disclosed in connection with, or pursuant to, this Agreement or the IP Agreement, including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement,
(ii) becomes generally available to the public through no fault or breach of the receiving party, (iii) is independently developed by the receiving party without use of or reference to any Confidential Information of the disclosing party, as established by documentary evidence or (iv) the receiving party rightfully obtains from other sources without restriction on use or disclosure (where such sources have not violated any confidentiality obligations to the disclosing party). A party shall not have any obligation to keep confidential any Confidential Information of the other party if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, such party shall, to the extent reasonably possible, provide such other party with prompt notice of such requirement prior to making any disclosure so that such other party may seek an appropriate protective order.

        8.3 Specific Performance. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of Section 8.1 or 8.2 will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

        8.4 Product Warranty Matters. Seller acknowledges that it has retained liability for certain Product warranty claims pursuant to Section 3.2. Purchaser will address and remedy all product warranty claims asserted following the Closing Date with respect to the 2399 Products produced or sold by Seller prior to Closing. Subject to the limitations in Section 9.2, Seller will reimburse Purchaser for all costs and expenses in excess of $20,000 in the aggregate incurred in remedying such product warranty claims. All such sums shall be payable within 30 days following receipt of Purchaser's invoice and shall thereafter bear interest at ten percent per annum until paid. For a period of two years following the Closing, Purchaser will provide all technical and manufacturing support to Seller (the "Support") reasonably requested by Seller in connection with both (i) Seller's exercise of its rights under Section 2.4 to make, use and sell the current Products (other than the 2399 Product) through their "end-of-life" and (ii) addressing and remedying all product warranty claims asserted with respect to all Products produced or sold by Seller (other than the 2399 Products). Purchaser will record all of its out-of-pocket expenses incurred by Purchaser directly attributable to providing the Support and the time spent by its technical personnel providing the Support at a rate of $100 per hour (the "Recorded Expenses"). The Support will be provided by Purchaser free of any charge to Seller provided that the Recorded Expenses for the first three-month period following the Closing, the second three-month period following the Closing, and each subsequent three month period, do not exceed, $15,000, $10,000 and $5,000, respectively. In the event that the Recorded Expenses with respect to a given three-month period exceed the applicable limit in the preceding sentence, then Seller will pay to Purchaser the full amount of the Recorded Expenses for that three-month period only.

        8.5 Maintenance of Books and Records. (a) Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed by such party relating to the Assets. After the Closing Date, if it is reasonably necessary that any party hereto or any successors be furnished with additional information relating to the Assets in order properly to prepare documents required to be filed with a Governmental Authority (including Tax authorities) or such party's financial statements, then the other party shall provide such party with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the relevant employees of such other party and (ii) the books of account and records of such other party, but, in each case, only to the extent relating to the Assets, and such party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such other party.

            (b) After the Closing Date, upon the request of Purchaser, Seller will promptly provide Purchaser with a copy of any records possessed by Seller as of this date which are material to the commercialization of the Products by Purchaser. After the Closing Date, to the extent that it is reasonably necessary in order to prepare documents to be filed with the PTO (i) with respect to the patents (including those identified as "in process") listed on Schedule 2.1(d), Seller shall provide Purchaser with reasonable access to the inventors of the subject of such patents provided that such inventors remain in the employ of Seller, and (ii) with respect to the patents (including those identified as "in process") licensed to Purchaser under the IP Agreement, Purchaser shall provide Seller with reasonable access to the inventors of the subject of such patents to the extent that such inventors are hereafter employed by Purchaser.

            (c) To the extent that the information disclosed pursuant to this
Section 8.5 constitutes the Confidential Information of such other party, the requesting party shall be bound by the terms of Section 8.2 with respect to such Confidential Information.

            (d) Records described in this Section 8.5 may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting party.

        8.6 Manufacturing Support. From the date of the Closing through November 6, 1998, Seller will make appropriate technical personnel available to provide a reasonable level of training and manufacturing support to Purchaser in connection with the transition of the manufacturing of the 2399 Product without charge. Further, Seller will notify TSMC that it may sell Purchaser time on SC212 testers (owned by Seller and located at TSMC) for a period of 6 months following the Closing (the "Transition Period"). The parties agree and acknowledge that Purchaser will negotiate with TSMC regarding the cost of such use and Seller will separately negotiate with TSMC regarding compensation to be received by Seller from TSMC with respect to such use, provided, however, that Seller will use all commercially reasonable efforts to ensure that Purchaser is allocated the equivalent of full-time use of one SC212 tester during the Transition Period.

        8.7 Miscellaneous Employee Matters. (a) To the fullest extent permitted by Law, Seller will assign to Purchaser (as its successor in interest), and Purchaser will accept, any and all of Seller's rights, privileges, entitlements and obligations in and to the existing immigration petitions and/or labor certification applications filed on behalf of Sushio Verghese and Xin Wang.

            (b) Purchaser and Seller reaffirm their respective obligations under that certain letter agreement between Purchaser and Seller dated October 1, 1998.

                        IX. SURVIVAL AND INDEMNIFICATION

        9.1 Survival of Representations, Warranties and Covenants. (a) The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing until the expiration of two years from the Closing Date. Any claim for an Indemnifiable Loss (as defined in Section 9.2) asserted within such period of survival as herein provided will be timely made for purposes hereof. Notwithstanding anything herein to the contrary, no claim for indemnification under this Agreement may be brought after the one year anniversary of the Closing Date.

            (b) Unless a specified period is set forth in this Agreement with respect to any covenant (in which event such specified period will control and such covenant will expire upon expiration of such specified period), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

        9.2 Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including, without limitation, any Governmental Authority), including, without limitation, the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement.

            (b) Notwithstanding any other provision hereof or of any applicable Law, (i) no Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 9.3(a)(i) or (ii), or 9.3(b)(i) or (ii), as applicable, unless and until the aggregate amount of claims asserted for Indemnifiable Losses under Sections 9.3(a)(i) and (ii), with respect to claims by Purchaser, or 9.3(b)(i) and (ii), with respect to claims by Seller, exceeds

$100,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party in respect of Indemnifiable Losses only to the extent of such excess and (ii) no Indemnitee shall be liable for Indemnity Payments under Sections 9.3(a)(i) or (ii)(other than with respect to a breach of Section 8.1 which is continuing and uncured 30 days after Seller's receipt of written notice from Purchaser of such a breach), or 9.3(b)(i) or (ii), as applicable, or payments under Section 8.4, to the extent that the aggregate of such Indemnity Payments by such Indemnifying Party together with the payments by such Indemnifying Party under Section 8.4 exceeds 50% of the aggregate amounts paid by Purchaser to Seller pursuant to Section 4.1 of this Agreement and Section 6.1 of the IP Agreement.

        9.3 Indemnification. (a) Subject to Sections 9.1 and 9.2, Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all Indemnifiable Losses resulting from or arising out of:

                (i) any failure of a representation or warranty of Seller contained in this Agreement to be true and correct as of the Closing Date;

                (ii) any breach of any agreement or covenant of Seller contained in this Agreement; and

                (iii) any third party claims regarding Retained Liabilities arising out of the operation of the Seller's business prior to the Closing which relate to (A) a lien on the Assets that secures indebtedness, (B) failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby, or (C) an assertion by such third party of a successor liability claim.

            (b) Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all Indemnifiable Losses resulting from or arising out of:

                (i) any failure of a representation or warranty of Purchaser contained in this Agreement to be true and correct as of the Closing Date;

                (ii) any breach of any agreement or covenant of Purchaser contained in this Agreement; and

                (iii) any Assumed Liabilities.

        9.4 Defense of Claims. (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

            (b) If, within 30 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such 10 calendar day period.

            (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 9.4(a) or 9.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

            (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss pursuant to Section 9.3 that does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim. In the event the Indemnifying Party rejects, or is deemed to have rejected, a Direct Claim, the Indemnitee will be free to pursue such remedies as are available at law or in equity in respect of such Direct Claim.

        9.5 Exclusive Remedy. From and after the Closing Date, to the extent permitted by law, the foregoing provisions of this Article IX are the sole and exclusive remedy of Purchaser (other than temporary and/or permanent injunctive relief) for any and all breaches of representations, warranties, covenants or agreements of Seller contained in this Agreement.

                           X. MISCELLANEOUS PROVISIONS

        10.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

               (a)    If to Seller, to:

                      Adaptec, Inc.
                      691 South Milpitas Boulevard
                      Milpitas, California 95035
                      Attention:  Chief Executive Officer
                      Facsimile No.:  (408) 957-6670

                      with a copy to:

                      Adaptec, Inc.
                      691 South Milpitas Boulevard
                      Milpitas, California 95035
                      Attention:  General Counsel
                      Facsimile No.:  (408) 957-7137

               (b)    If to Purchaser, to:

                      Texas Instruments Incorporated
                      7839 Churchill Way, M/S 3995
                      Dallas, Texas  75251

                             - or -

                      P.O. Box 650311, M/S 3995
                      Dallas, Texas  75265
                      Attention:  Charles D. Tobin
                      Facsimile No.: (214) 917-3804

                      with a copy to:

                      Texas Instruments Incorporated
                      8505 Forest Lane, M/S 8658
                      Dallas, Texas  75243

                             - or -

                      P.O. Box 660199, M/S 8658
                      Dallas, Texas  75266
                      Attention:  Richard J. Agnich, Esq.
                      Facsimile No.: (972) 480-5061

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

        10.2 Expenses. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

        10.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to the other party, either party may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof or to any Person that directly or indirectly acquires, after the Closing, all or substantially all of the assets or voting stock of such party.

        10.4 Waiver. Purchaser may, by written notice to Seller, and Seller may, by written notice to Purchaser, (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided, however, that no such party may, without the prior written consent of the other parties, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

        10.5 Entire Agreement; Disclosure Schedules. This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and, together with the NDA, constitutes the entire agreement by and among the parties hereto. Notwithstanding the foregoing, that certain letter agreement dated September 30, 1998, between the parties addressing certain Seller employee matters shall continue in full force and effect.

        10.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by

Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

        10.7 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

        10.8 Further Assurances. From time to time, as and when requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments, make such other deliveries and take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

        10.9 Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the rules and substantive Laws of the State of California, United States of America, without regard to conflicts of law provisions thereof.

        10.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        10.11 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        10.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

        10.13 Bulk Sales. Subject to the provisions of Article IX of this Agreement, Purchaser waives compliance by Seller with the provisions of the so-called bulk sales Law of any applicable jurisdiction.

        10.14 Transfers. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Assets with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller.

        10.15 Transfer Taxes. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees or other similar costs of Closing with respect to the transfer of the Assets or otherwise on account of this Agreement or the transactions contemplated hereby (the "Transaction Taxes") will be borne by Purchaser, and, to the extent that there are any collection or withholding obligations on the part of Seller, shall be payable by Purchaser at the Closing. Subject to the agreement regarding the allocation of the Purchase Price in Section 4.2, Seller and Purchaser shall use all commercially reasonable efforts to cooperate in order to minimize the Transaction Taxes.

        10.16 Brokers. Purchaser hereby agrees to indemnify and hold harmless Seller, and Seller hereby agrees to indemnify and hold harmless Purchaser, against any liability, claim, loss, damage or expense incurred by Seller or Purchaser, respectively, relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by Purchaser or Seller, respectively.

        10.17 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

        10.18 Dispute Resolution. (a) Purchaser and Seller shall attempt to resolve disputes between the Purchaser and the Seller arising out of or in connection with this Agreement through good faith negotiations as provided herein. The parties agree that disputes shall be fully discussed by representatives of Purchaser and the Seller involved in the dispute in an attempt to achieve a prompt resolution of such dispute. In the event that such dispute shall not be promptly resolved by the mutual agreement of such representatives, the dispute shall be submitted to senior management representatives of Purchaser and Seller. Such senior management representatives of Purchaser and Seller shall meet and fully discuss such dispute in an attempt to achieve a prompt resolution of the dispute. If such dispute is not promptly resolved by the mutual agreement of such senior management representatives of Purchaser and Seller, Purchaser and Seller shall be free to exercise any of the remedies available to it (i) pursuant to the terms of this Agreement or (ii) otherwise at law or in equity, provided, however, that the parties hereby waive trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or the transactions contemplated hereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    TEXAS INSTRUMENTS INCORPORATED

                                    ADAPTEC, INC.

               Exhibits and Schedules to Asset Purchase Agreement


Exhibits
--------
Exhibit A:            Definitions
Exhibit B:            Bill of Sale
Exhibit C:            Assignment of Contracts
Exhibit D:            IP Agreement
Exhibit E:            Sublease Agreement
Exhibit F:            Assumption Agreement

Schedules
---------

Schedule 1            Products
Schedule 2.1(a)       Custom Analog Cells
Schedule 2.1(b)       Tangible Assets
Schedule 2.1(c)       Technology Deliverables
Schedule 2.1(d)       Intangible Assets
Schedule 2.1(e)       High-End Contracts
Schedule 2.1(g)       2399 Inventory
Schedule 2.2          Certain Excluded Assets
Schedule 5.2(v)       Third Party Consents (to be delivered at Closing)
Schedule 6            Disclosure Schedule
Schedule 6.3          Required Consents
Schedule 6.5(c)       Licenses
Schedule 6.8          Product Warranties
Schedule 6.10         Custom